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                                                                     EXHIBIT 9.5


                             USE OF NAME AGREEMENT

          CFS INVESTMENT TRUST, a Massachusetts business trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "Trust"), and CALAMOS ASSET MANAGEMENT, INC., an Illinois corporation with its principal place of business in Oak Brook, Illinois ("CAM"), in consideration for the engagement of CAM by the Trust as manager and investment adviser to the Trust for its series designated CALAMOS STRATEGIC INCOME FUND and CALAMOS GROWTH FUND, agree that:

          1. The name "Calamos" and any logo associated with that name are the valuable property of CAM.

          2. For so long as CAM serves as investment adviser to any series of the Trust, the Trust shall have the right to use the name "Calamos" and any logo associated with that name in the names of such series of the Trust, and in related marketing materials, including any prospectus and statement of additional information.

          3. Upon the cessation of CAM's services as investment adviser to a series of the Trust, the Trust agrees to cease to use the "Calamos" name and any associated logo in connection with such series as promptly as it can reasonably do so.


Dated:  August 23, 1990
                                       CFS INVESTMENT TRUST


                                       By  /s/ Joyce A. Cagnina
                                           ------------------------------------
                                           Joyce A. Cagnina
                                           Vice President and Secretary


                                       CALAMOS ASSET MANAGEMENT, INC.


                                       By  /s/ Robert M. Slotky
                                           ------------------------------------
                                           Robert M. Slotky
                                           Senior Vice President